CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

TRICCAR INC.

Triccar Inc., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada. DOES HEREBY CERTIFY:

1.	The name of the corporation (hereinafter called the “Corporation”) is Triccar Inc.

2.	The articles of incorporation of the Corporation are hereby amended by deleting Article 1 thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE 1

The name of the corporation is Correlate Infrastructure Partners, Inc. (hereinafter the “Corporation”).”

3.	The articles of incorporation of the Corporation are hereby amended by deleting Article 3 thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE 3

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 450,000,000 shares, consisting of 400,000,000 shares of Common Stock with a par value of $.0001 per share (the “Common Stock”) and 50,000,000 shares of Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.	PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Corporation’s Board of Directors may determine.  Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Except as otherwise provided in these Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the Nevada Revised Statutes of the State of Nevada.  The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of these Articles of Incorporation or the Corporation’s By-Laws, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of these Articles of Incorporation.

B.	COMMON STOCK

1. Rights of Common Stock.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights.  Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

3. Dividends.  Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or these Articles of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.”

4. The articles of incorporation of the Corporation are hereby amended by deleting Article 4 thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE 4

The names and addresses of the Corporation’s Board of Directors are: Matthew Flemming, 220 Travis Street, Suite 501, Shreveport, LA 71101, Todd Michaels, 220 Travis Street, Suite 501, Shreveport, LA 71101, Jason Loyet, 220 Travis Street, Suite 501, Shreveport, LA 71101, Bob Powell, 220 Travis Street, Suite 501, Shreveport, LA 71101, and Cory Hunt, 220 Travis Street, Suite 501, Shreveport, LA 71101.”

5. This Certificate of Amendment to the articles of incorporation was duly adopted pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes (the “NRS”).

6. Pursuant to Section 78.320 of the NRS, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting and without prior notice.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Todd Michaels, its President, on April 4, 2022.

TRICCAR, INC.

By:	/s/ Todd Michaels
Todd Michaels, President